Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Years Ended December 31,
(in thousands, except per share amounts)	2012	2011	2010
Revenue:
Product revenue	$20,089	$31,486	$—
Service and other revenue	4,959	1,487	—
Grant revenue	935	890	1,674

Total revenue	25,983	33,863	1,674

Cost of Revenue:
Cost of product revenue	18,796	18,725	—
Cost of service and other revenue	6,247	2,104	—

Total cost of revenue	25,043	20,829	—

Gross profit	940	13,034	1,674

Operating Expense:
Research and development	47,623	76,080	111,821
Sales, general and administrative	47,655	46,710	30,087

Total operating expense	95,278	122,790	141,908

Operating loss	(94,338)	(109,756)	(140,234)
Other income, net	(127)	368	68

Net loss	$(94,465)	$(109,388)	$(140,166)

Basic and diluted net loss per share	$(1.69)	$(2.03)	$(14.10)

Shares used in computing basic and diluted net loss per share	55,733	53,874	9,938

Comprehensive loss	$(94,491)	$(109,310)	$(140,188)